                       AMENDED AND RESTATED LOAN AGREEMENT

                  AMENDED AND RESTATED LOAN AGREEMENT (as the same may be amended or otherwise modified from time to time, this "Agreement") dated as of October 12, 2000, among CORPORATE REALTY INCOME FUND I, L.P., a Delaware limited partnership ("Borrower"); FLEET NATIONAL BANK, a national banking association and successor by merger to Fleet Bank, National Association, in its capacity as agent for itself and Lenders (as hereinafter defined) ("Agent"); and the Lenders from time to time parties hereto ("Lenders").

                                     RECITAL

                  WHEREAS, Borrower and Agent (in its capacity as a Lender) are parties to a Loan Agreement dated as of September 26, 1996, as amended by First, Second and Third Amendments thereto dated as of December 6, 1996, March 17, 1997 and September 25, 1998, respectively (as so amended, the "Original Loan Agreement"), pursuant to which the Agent (in its capacity as Lender) and others agreed to make available to the Borrower certain credit facilities;

                  WHEREAS, pursuant to the Original Loan Agreement, Agent assigned a portion of its interest in the Loan (made under the Original Loan Agreement) to First American Bank Texas, SSB ("FABT") and The Travelers Insurance Company ("Travelers");

                  WHEREAS, prior to the date hereof, Agent, in its capacity as a Lender, acquired the interests of FABT under the Original Loan Agreement;

                  WHEREAS, simultaneously herewith, Agent, in its capacity as a Lender, is acquiring all of the interests of Travelers under the Original Loan Agreement; and

                  WHEREAS, the parties hereto desire to amend and restate the Original Loan Agreement in its entirety subject to the terms and conditions set forth below.

                  NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Original Loan Agreement is hereby amended and restated to read in its entirety as follows:

                                   ARTICLE I.
                                    THE LOAN

              1.01 Loan. By and subject to the terms of this Agreement and each other document identified on EXHIBIT A hereto as a Loan Document (this Agreement, such other document(s), and such amendments thereto as may hereafter be made from time to time, are herein collectively called the "Loan Documents"), Lenders agree to loan Borrower up to (the "Loan Commitment") the principal sum of TWENTY-FIVE MILLION AND 00/100THS DOLLARS ($25,000,000) ("Loan"). On the date hereof, the sole Lender is Fleet National Bank.

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                                  ARTICLE II.
                         REPRESENTATIONS AND WARRANTIES

              Borrower makes the following representations and warranties to Agent and Lenders as of the date hereof and continuing thereafter:

              2.01 Authority. To the best of Borrower's knowledge, Borrower has complied with all laws and regulations concerning its organization, existence and transaction of business.

              2.02 Enforceability. Borrower is authorized to execute, deliver and perform its obligations under the Loan Documents, and the Loan Documents are the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, reorganization, insolvency or similar laws generally affecting the enforcement of creditor's rights and by generally applicable principles of equity. Borrower has, as of the date of this Agreement, no cause of action at law or in equity, including, without limitation, any offset, counterclaim or deduction, against Agent or Lender with respect to the Loan Documents, and to the extent that any such cause of action, defense, counterclaim or offset exists without Borrower's knowledge, the same is hereby waived to the fullest extent allowed by law. Each of the Loan Documents, including the Environmental Compliance and Indemnification Agreement dated September 26, 1996, is hereby ratified and confirmed.

              2.03 No Violation. To the best of Borrower's knowledge, Borrower's undertakings under the Loan Documents do not violate any applicable statute, law, regulation or ordinance or any order or ruling of any court or governmental entity, or conflict with, or constitute a breach or default under, any agreement by which Borrower, or any of its assets, is bound or regulated. To the best of Borrower's knowledge, Borrower is not in violation of any statute, law, regulation or ordinance, or of any order of any court or governmental entity. There are no claims, actions or proceedings pending or, to Borrower's knowledge, threatened against Borrower which, in either event, would impair the ability of Borrower to perform its obligations under the Loan Documents.

              2.04 Financial Information. All financial information delivered to Agent with respect to Borrower, including, without limitation, financial information relating to the Projects, fairly and accurately represents Borrower's financial condition and the financial condition of the Projects (in each instance as of the date thereof) and, in the case of the annual financial statements of Borrower, has been prepared in accordance with generally accepted accounting principles consistently applied, unless otherwise noted in such information. No material adverse change in such financial condition has occurred.

              2.05 Accuracy. All reports, documents, instruments and information delivered to Agent concerning the Loan, any of Borrower's assets or required by the Loan Documents are accurate, correct and sufficiently complete to give Agent and Lenders true and accurate knowledge of their subject matter (in each instance as of the date thereof), and do not contain any material misrepresentation or material omission.

                                       2
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              2.06 Taxes. Except for its 1999 Federal and State tax returns due
October 15, 2000, Borrower has filed all required federal, state, county and municipal tax returns and has paid all taxes owed and payable by it, and Borrower knows of no basis for additional assessment with respect to any taxes.

              2.07 No Subordination. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower or any of its assets may be bound that requires the subordination (a) in right of payment of any of Borrower's obligations under the Loan Documents to any other obligation of Borrower and/or (b) in priority of lien of any of the Mortgages to any other lien upon any of the assets of Borrower.

              2.08 Permits, Franchises. To the best of Borrower's knowledge, Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade names, trade name rights, patents, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is engaged without conflict with the rights of others.

              2.09 ERISA. To the best of Borrower's knowledge, Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, and no Reportable Event, as defined in said Act, has occurred and is continuing with respect to any Plan initiated by Borrower thereunder.

              2.10 Outstanding Loans. Immediately prior to the effectiveness hereof, the outstanding principal amount under the Original Loan Agreement is $13,141,440.34.

              2.11 Other Obligations. To the best of its knowledge, Borrower is not in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation (including, without limitation, the Original Loan Agreement).

                                   ARTICLE III.
                              CONDITIONS PRECEDENT

              Neither Agent nor any Lender shall be obligated to make any disbursement or take any other action under the Loan Documents unless all of the following conditions precedent are satisfied at the time of such disbursement or other action:

              3.01 Appraisal. The receipt, review and acceptance by Agent of appraisals on all Projects comprising the collateral for the Loan performed by a firm acceptable to Agent, which indicates a satisfactory market value of the Projects or not less than $45,454,546, resulting in a loan to value ratio of no greater than 55%.

              3.02 Environmental. The receipt, review and acceptance by Agent of Phase I and, if required by Agent, Phase II environmental assessment of the Projects.

              3.03 Expenses. The payment by Borrower of all reasonable out-of-pocket costs incurred by Agent in connection with the Loan, including, but not limited to, the following:

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title insurance fees, mortgage recording fees, Agent's legal fees and appraisal and environmental report fees.

              3.04 Compliance. The representations and warranties contained herein shall be true on and as of the date of such disbursement or other action, with the same effect as though such representations and warranties had been made on and as of such date, and on such date no Default (as defined herein) shall exist and be continuing.

              3.05 Documentation. Prior to such disbursement or other action hereunder, Borrower shall have delivered to Agent all Loan Documents and such other documents, instruments, policies, forms of evidence and other materials as may reasonably be required under the Loan Documents.

              3.06 Approval of Agent's Counsel. All legal matters incidental to such disbursement or other action shall be reasonably satisfactory to counsel of Agent.

              3.07 Certain Covenants. After giving effect to the proposed additional Loan advance, Borrower shall, as reasonably calculated by Agent, remain in compliance with the covenants set forth in SECTION 6.18(a)(A)(i) and
(ii).

              3.08 Loan Facility Fee. Upon the execution and delivery of this Agreement, Borrower shall pay to Agent, for the ratable benefit of the then Lenders, a non-refundable Loan facility fee of $250,000.

                                  ARTICLE IV.
                                   COVENANTS

              Borrower covenants that so long as any credit remains available under this Agreement, and until payment in full of all amounts owing by Borrower under the Loan Documents, Borrower will:

              4.01 Existence. Preserve and maintain its existence and all of its rights, privileges and franchises; comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority; and not change its name or, except in such a manner that will not violate
SECTION 5.01(i), organizational structure.

              4.02 Taxes and Other Liabilities. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real and personal, owed by or relating to Borrower, any of the Projects or any of the Additional Properties (including federal and state income taxes), except such as Borrower may in good faith contest or as to which a bona fide dispute may arise, provided provision is made to the reasonable satisfaction of Agent for eventual payment thereof in the event that it is found that the same is an obligation of Borrower.

              4.03 Notice. Promptly give notice in writing to Agent of (1) any material litigation pending or threatened against Borrower; (2) the occurrence of any breach or default (beyond any applicable notice and cure period) in the payment or performance of any material obligation owing by Borrower to any person or entity, other than Agent or Lenders hereunder; (3) any uninsured or partially uninsured loss (relating to any of the Projects or any of the

                                       4
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Additional Properties) occurring as a result of fire, theft, liability or other casualty; or (4) any termination or cancellation (without the simultaneous substitution of a replacement policy meeting the requirements of the Loan Documents) of any insurance policy which Borrower is required herein to maintain under the Loan Documents.

              4.04 Accounting Records. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Agent, at any reasonable time and upon reasonable notice to Borrower, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

              4.05 Facilities. Keep all of Borrower's properties which are useful or necessary to Borrower's business or which are encumbered by the Mortgages, or any of them, in good repair and condition (reasonable wear and tear excepted), and from time to time make necessary repairs, renewals and replacements thereto so that Borrower's properties shall be fully and efficiently preserved and maintained.

                                   ARTICLE V.
                                    DEFAULT

              5.01 Default. Each of the following shall constitute a "Default" under the Loan Documents:

              (a) Payment. The failure of Borrower to pay within ten (10) days after the same becomes due, any sum payable on account of principal of the Loan and/or interest thereon; or

              (b) Other Payments; Performance. The failure of Borrower (i) to perform when due any obligation of Borrower under the Loan Documents (other than an obligation referred to in SECTION 5.01(a)), or (ii) to observe any covenant, the performance or observance of which is required under any Loan Document; and such failure described in the preceding clauses (i) or (ii) shall continue for a period of at least thirty (30) business days after written notice thereof shall have been given to Borrower by Agent; provided, however, that a Default shall not be deemed to exist hereunder, if (w) such failure referred to in the preceding clauses (i) or (ii) is reasonably capable of being cured within a period of time Agent, in its reasonable discretion, advises Borrower that Agent deems to be reasonable in the circumstances, which period of time shall in no event be less than thirty (30) business days from the day of Agent's notice, (x) Borrower promptly after receipt of a notice of default from Agent commences and at all times diligently proceeds to cure such failure and (y) within the time period so prescribed by Agent, Borrower does, in fact cure such failure; or

              (c) Attachment. The sequestration or attachment of, or any levy or execution upon, any property of Borrower encumbered by the Mortgages, or any of them, which is not released, expunged, bonded or dismissed prior to the earlier of: thirty (30) days after Borrower has received notice of such sequestration, attachment or execution and the sale of the property affected thereby; or

              (d) Performance of Other Obligations. Subject to Borrower's rights under SECTION 5.03, the occurrence of a breach or default (beyond any applicable notice and cure period) in the payment or performance of any obligation imposed by any instrument or agreement (other than the Loan Documents) pursuant to which Borrower has borrowed money (in excess of $250,000) from, or incurred liability (in excess of $250,000) to, any person or entity including Agent and any Lender; or

              (e) Representations and Warranties. The failure of any representation or warranty made by Borrower in any Loan Document to be true within fifteen (15) days after written notice by Agent to Borrower; provided, however, that a Default shall not be deemed to exist if (i) such incorrectness is reasonably capable of being cured within a period of time which Agent, in its sole but reasonable discretion, advises Borrower that Agent deems to be reasonable in the circumstances, which period of time shall in no event be less than thirty (30) business days from the day of Agent's notice, (ii) Borrower promptly after receipt of a notice of default from Agent commences and at all times diligently proceeds to cure such default and (iii) within the time period prescribed by Agent, Borrower does, in fact, cure such default; or

              (f) Voluntary Bankruptcy; Insolvency; Dissolution. (i) Borrower's filing of a petition for relief under the Bankruptcy Reform Act of 1978 (as amended or recodified, the "Bankruptcy Code"), or under any other present or future state or federal law regarding bankruptcy, reorganization or other relief to debtors (collectively, "Debtor Relief Law"); or (ii) Borrower's filing any pleading in any involuntary proceeding under the Bankruptcy Code or other Debtor Relief Law, which admits the petition's material allegations regarding Borrower's insolvency; or (iii) Borrower's making a general assignment for the benefit of creditors; or (iv) Borrower's applying for, or the appointment of, a receiver, trustee, custodian or liquidator of Borrower; or (v) the filing by or against Borrower of a petition seeking the liquidation or dissolution of Borrower or the commencement of any other procedure to liquidate or dissolve Borrower; or

              (g) Involuntary Bankruptcy. Borrower's failure to effect a full dismissal of any involuntary petition under the Bankruptcy Code or any other Debtor Relief Law that is filed against Borrower or in any way restrains or limits Agent's rights under the Loan Documents, prior to the earlier of the entry of any order granting relief sought in the involuntary petition or sixty
(60) days after the date of filing of the petition; or

              (h) Loan Documents. The occurrence of an "Event of Default" (as defined in any Loan Document); or

              (i) Transfers; Management. (i) The direct or indirect sale, transfer, conveyance or voluntary encumbrance (except for permitted leases and for releases where Agent receives, for the benefit of Lenders, the required release price, it being understood and agreed that, in the case of the Additional Properties, no release payment is required) of any of the Projects or any part thereof or of any of the Additional Properties or any part thereof, except by reason of the transfer of equity interests in Borrower (provided, however, that Robert F. Gossett, Jr. and members of his immediate family (i.e., his spouse, children and grandchildren) and trusts, corporations and other entities controlled by him or his immediate family or for his benefit or the benefit of his immediate family shall, in the aggregate, retain the equity interests in Borrower collectively held by such persons and entities as of June 30, 1996) or (ii) Robert F. Gossett, Jr., other than by

                                       6
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reason of death or disability, ceases to be the managing general partner of
Borrower with substantially all of the management powers he presently possesses.

              5.02 Remedies. Upon the occurrence of a Default, Agent, upon the direction of the Majority Lenders, shall declare all sums owing to Agent and Lenders under the Loan Documents immediately due and payable; provided, however, that upon the occurrence of a Default specified in SECTIONS 5.01(f) or 5.01(g), or upon the occurrence of any other Default specified in any Loan Document where provision is made for acceleration to occur automatically as a consequence thereof, all sums owing to Agent and Lenders under the Loan Documents shall automatically become immediately due and payable. In addition, upon the occurrence of any Default, (a) the obligation, if any, of Agent or any Lender to permit further borrowings under the Loan Documents shall immediately cease and terminate, and (b) Agent shall have all rights, powers and remedies available under the Loan Documents, or accorded by law, including without limitation, the right to resort to any or all security for the Loan, and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Agent and Lenders may be exercised by Agent, for the ratable benefit of Lenders, at any time and from time to time during the continuation of a Default. All rights, powers and remedies of Agent, for the ratable benefit of Lenders, in connection with each of the Loan Documents are cumulative and not exclusive and shall be in addition to any other rights, powers or remedies provided by law or equity.

              5.03 Right of Contest. Borrower may contest in good faith any claim, demand, levy or assessment by any person (other than Agent with respect to the Loan Documents) which would constitute a Default, if (a) Borrower pursues the contest diligently and in a manner which Agent reasonably determines will not be prejudicial to Agent or Lenders nor impair the rights of Agent, for the ratable benefit of Lenders, under the Loan Documents; and (b) Borrower deposits with Agent any funds or other forms of assurance which Agent in good faith from time to time reasonably determines appropriate to protect Lenders from the consequences of the contest being unsuccessful. Borrower's compliance with this
SECTION 5.03 shall operate to prevent such claim, demand, levy or assessment from becoming a Default.

                                  ARTICLE VI.
                             ADDITIONAL PROVISIONS

              6.01 Note. The Loan shall be evidenced by an amended and restated promissory note (as the same may be amended or otherwise modified from time to time and together with all substitutions therefor and replacements thereof, the "Note") in the form of EXHIBIT B hereto.

              6.02 Purpose. The proceeds of the Loan shall be used for the following purposes and no others: (i) providing mortgage financing for the Projects, (ii) paying for tenant improvements and leasing commissions incurred by Borrower in connection with the Projects, (iii) acquiring Additional Properties or paying costs related to an Additional Property, in each case in accordance with the requirements of SECTIONS 6.11, (iv) paying closing costs incurred by Borrower in connection with the closing of the Loan, (v) paying other costs of owning and operating any of the Projects and/or (vi) making repairs and other improvements to the Projects. In no event shall any Loan proceeds be used to pay costs relating to Affiliate Properties.

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

              6.03 Maturity; Extension Options. Subject to the limitations, terms and conditions contained in the Loan Documents, the outstanding principal balance of the Loan, together with all accrued and unpaid interest owing hereunder or under the Note, shall be due and payable on September 30, 2003 (the "Initial Maturity Date"); provided that, subject to (a) Borrower complying with the financial covenants in SECTION 6.18; and (b) the absence of any Default or Event of Default, Borrower shall have the option to extend the maturity of the Loan for two additional one year periods; provided that such options are expressly conditioned on Borrower giving written notice, in each case, of its desire to so extend the Initial Maturity Date and then existing Maturity Date at least thirty (30) days prior to the then existing Maturity Date. The Initial Maturity Date and each succeeding Maturity Date (as extended pursuant to the terms hereof) shall be referred to as the "Maturity Date." Each notice by Borrower extending the then Maturity Date must be accompanied by payment of a non-refundable extension fee of one-quarter of one percent of the sum of the outstanding principal balance of the Loan at the time of such notice; provided, however, that if Borrower borrows any additional monies after the giving of the notice extending the Maturity Date to September 30, 2004, then at the time of each such borrowing, Borrower shall pay to Agent, for the ratable benefit of the then Lenders, a non-refundable extension fee of one-quarter of one percent on such additional borrowing. From and after the Initial Maturity Date, Borrower shall have no further right to receive Loan advances.

              6.04 Advances. Subject to and in accordance with the provisions hereof, the Loan will be disbursed in a series of advances ("Advances") to Borrower, from time to time during the period commencing on the date hereof and ending on the Initial Maturity Date. That portion of the initial Advance which represents a refinancing of the $13,141,440.34 heretofore outstanding under the Original Loan Agreement shall be made without an exchange of funds. Advances shall be limited to one Advance per month and shall be in minimum amounts of $1,000,000 and integral multiples of $100,000. The aggregate total of all Advances outstanding at any time shall never exceed the principal amount of the Loan Commitment less any permanent Loan Commitment reductions hereunder, and all borrowings shall otherwise be subject to all the limitations, terms and conditions contained in the Loan Documents. Reductions in the Loan Commitment shall occur as a result of the provisions of SECTIONS 6.06(d) and 6.07(b).

              6.05 Requests for Advances. (a) Borrower shall make a request for each Advance by completing, executing and delivering to Agent, not less than three (3) business days prior to the date upon which Borrower wishes Agent to disburse the Advance, a request for an Advance in form reasonably satisfactory to Agent. Upon receipt of such a request for an Advance and such other information and documents regarding the Advance or the purpose for the Advance as Agent may reasonably request or as may be required hereby, Agent shall disburse such Advance in the manner provided in clauses (b), (c) and (d) below.

              (b) Upon Agent's receipt of any request for an advance of the Loan, Agent shall promptly forward a copy of the same to each Lender. Upon notification that an Advance is to be made, each Lender shall advise Agent if Lender does not intend to make its Percentage share of such Advance, but this provision shall not relieve such Lender of any obligation which it may have to fund its Percentage share of such Advance or constitute a waiver of any rights and/or remedies that Borrower may have as a result of a failure by such Lender to fund its Percentage share of such Advance.

              (c) The failure of any Lender to fund its Percentage share of an Advance on account of the Loan on the date specified therefor under the Loan Documents shall not relieve any other Lender of its obligation to fund its Percentage share of such Advance on account of the Loan on such date, and neither any Lender (other than the defaulting Lender as to its own obligations) nor Agent shall be responsible for the failure of a Lender to fund its Percentage share of an Advance on account of the Loan.

              (d) Agent shall receive borrowing and other notices from Borrower under the Loan Documents, shall be the payee of the Note and the secured party under the Mortgages and any other security documents, in each case, for the ratable benefit of the Lenders, shall receive payments due from Borrower to Lenders and, subject to the provisions of this Agreement, shall distribute such payments to Lenders.

              6.06 Borrowing and Repayment. (a) Borrower may from time to time during the term of the Loan borrow and partially or wholly repay its outstanding borrowings, subject to all of the limitations, terms and conditions of the Loan Documents.

              (b) After giving effect to the initial Advance under this Agreement, the outstanding principal amount of the Loan is $19,641,440.34. Accordingly, Borrower, subject to the terms of the Loan Documents, may hereafter borrower an additional $5,358,559.66. Such additional Advances must be secured by the Mortgages and, with respect to such additional Advances, the Mortgages must continue as first priority liens. Accordingly, as a condition to Borrower's right to receive an additional Advance hereunder, the title insurer of the liens of the Mortgages must have so insured that the Mortgages will, on a first priority basis, secure the Loan.

              (c) Advances shall also be conditioned on a clear continuation of title to the date of each Advance, showing marketable title to the Projects and the Additional Properties, if any, vested in Borrower, with no exceptions other than those approved by Agent, and the issuance of such endorsements (if not previously issued) to the mortgage title insurance policies insuring the continuing first priority of the liens of the Mortgages as Agent may reasonably require. Notwithstanding the foregoing, to the extent the mortgage title insurance policies issued to Agent, for the ratable benefit of Lenders, on the date hereof insure the first lien priority of future advances without the requirement for a clean continuation of title, no such continuation of title shall be required.

              (d) The Loan Commitment shall be permanently reduced by required monthly principal payments described in SECTION 6.07(b), by any voluntary repayments, by any other mandatory prepayments and, at the election of Borrower, by such amounts as Borrower shall elect by written notice to Agent. If Borrower elects to reduce the Loan Commitment to an amount less than the outstanding Loan, Borrower's notice making such an election must be accompanied by a repayment of the Loan (in an amount such that the outstanding Loan does not exceed the reduced Loan Commitment) and by the payment of any amounts due under PARAGRAPH 8 of the Note as a result of such prepayment.

              (e) No Lender shall accept, receive or apply any repayment with respect to the Loans made by it in any form or manner, whether by counterclaim, set-off or otherwise, other than as may be expressly provided in the Loan Documents or in this Agreement. If, however, any Lender does obtain any payment under any Loan Document, such Lender shall not commingle the other Lender's or Lenders' Percentage of such payment with its other funds and shall hold such Percentage in trust for the benefit of and, as promptly as is reasonably practicable, shall pay over such Percentage to Agent for distribution to the other Lenders as provided herein; provided, however, that if all or any portion of such payment is thereafter recovered from Lender which received such payment, the other Lenders shall, upon demand, return an amount equal to their respective Percentage of the amount of such recovery, together with an amount equal to their respective Percentage of any interest which Lender who received such excess payment is compelled to pay in connection with such recovery.

              (f) Notwithstanding anything in the Loan Documents to the contrary, Loan amounts repaid (regardless of the reason for such repayments) may not be reborrowed.


              6.07 Interest and Amortization. (a) Interest shall accrue upon the outstanding principal balance of the Loan at the rate(s) provided in the Note, and such interest shall be payable as required therein.

              (b) Concurrently with each monthly payment of interest under the Loan, Borrower shall make monthly principal payments to Agent, for the ratable benefit of Lenders, in an amount equal to the sum of the following: the initial principal amount of each Advance of the Loan divided by 500, with such calculation to be made separately for each Advance and the monthly payment shall be sum of such separate calculations. In the event of any repayments of the Loan (other than as a result of the required monthly amortization), Agent shall allocate such repayment to one or more of the Loan Advances and recalculate the required monthly principal amortization with respect to such Advance and the aggregate required monthly amortization payment. Any monthly principal payments pursuant to this SECTION 6.07 shall reduce the Loan Commitment by a like amount and may not be reborrowed.

              6.08 ACM Report. On or prior to December 15, 2000, Borrower shall obtain and furnish to Agent, at Borrower's sole cost and expense, an asbestos operations and maintenance plan with respect to the Project located in San Antonio, Texas, which plan must be prepared by a reasonably qualified engineer or other professional, describe the location and condition of asbestos containing materials at such Project and provide Borrower with lawful methods of responding to the presence of such asbestos containing material.

6.09 Expenses. Without in any way limiting SECTION 9.01 of this Agreement, Borrower shall pay Agent immediately upon demand all reasonable costs and expenses incurred by Agent or any Lender in connection with: (1) the preparation of any commitment letter relating to the Loan and any and all Loan Documents;
(2) the enforcement or satisfaction by Agent or any Lender of any of Borrower's obligations under this Agreement or under the other Loan Documents; and (3) the negotiation, preparation and/or execution of any amendment, waiver, termination, release, supplement or modification to any of the Loan Documents and any other documents and instruments prepared in connection therewith and the consummation of the transactions contemplated thereby, and the negotiation, preparation and/or execution (x) of any participation, agency and other agreements whereby Agent or any Lender sells an interest in the Loan and the execution and delivery of all instruments and documents related thereto and (y) of any amendments, waivers, supplements or modifications thereto, including, in the event of costs or expenses referred to in the preceding clauses (1), (2) and/or (3), the reasonable fees and disbursements of counsel to Agent or any Lender. For all purposes of this Agreement, Agent's and any Lender's costs and expenses shall include, without limitation, all reasonable legal fees, accounting fees, auditor fees and inspection fees.

              6.10 Collateral; Release of Collateral. (a) The performance of all obligations of Borrower to Agent and Lenders under the Loan Documents shall be secured by the Security Documents (as such term is defined in the Note).

              (b) Agent, on behalf of Lenders, agrees to release its liens and security interests from one or more of the Projects if (i) no Default shall exist and no event or circumstance shall have occurred or arisen (or would occur or arise as a result of such release) which would constitute a Default but for any unsatisfied requirement for the giving of notice or passage of time or both,
(ii) Borrower pays to Agent, for the ratable benefit of Lenders, 110% of the Loan allocation for the Project to be released (as provided for in SECTION 6.10(c)); provided that the release prices for the Project in (x) San Antonio, Texas shall be the greater of (A) 100% of the gross sales price or the principal amount of any refinancing for such Project less only customary and reasonable costs directly related to such sale or refinancing or (B) 110% of the loan allocation for such Project, not to exceed, in either case, $7,500,000; and (y) Irving, Texas shall be the greater of (A) 100% of the gross sales price or the principal amount of any refinancing for such Project less only customary and reasonable costs directly related to such sale or refinancing or (B) 110% of the loan allocation for such Project, not to exceed, in either case, $17,500,000; and (iii) without limiting the foregoing, the remaining Projects will, immediately after giving effect to the proposed release and any repayment of the Loan as a result thereof, in the reasonable calculation of Agent, satisfy the Loan to Value Ratio and Debt Service Coverage Ratio covenants contained in SECTIONS 6.18. With respect to Additional Properties which are subjected to the lien of a Mortgage, Agent, without receipt of any release price, will release an Additional Property upon any bona-fide sale or refinancing thereof or upon any transfer thereof to an Affiliate Property Owner.

              (c) The Loan allocations for the initial Projects are set forth on EXHIBIT C hereto. Only if, as and when an Additional Property becomes a Project will Borrower and Agent adjust the Loan allocations for all of the then Projects (and amend EXHIBIT C in connection therewith) on a basis consistent with that used to establish the Loan allocations for the initial Projects.

              6.11 Additional Properties. If Borrower desires to use Loan proceeds to acquire an additional property or an interest therein (an "Additional Property") or to pay any cost or expense related to an Additional Property, Borrower shall submit such request to Agent. Notwithstanding anything in the Loan Documents to the contrary, including SECTION 6.02, neither Agent nor any Lender shall have any obligation to allow Loan proceeds to be used for any such purpose, and the decision to allow Loan proceeds to be used for any purpose related to an Additional Property shall be made in the sole and absolute discretion of Agent. Borrower's interest in an Affiliate Property Owner is not Additional Property. Any Additional Property so acquired shall become part of the collateral securing the Loan (and Borrower, at its sole cost and expense, shall execute and deliver to Agent such Mortgages, security agreements and assignments as Agent may reasonably require in order to subject the Additional Property to a lien in favor of Agent for the ratable benefit of Lenders). Additional Properties shall not be deemed to be "Projects" or be included in the calculation of the Loan to Value Ratio or Debt Service Coverage Ratio covenants contained in SECTION 6.18 unless Agent, in its sole and absolute discretion, consents thereto in writing. In the event that an Additional Property shall, by reason of such consent by Agent, become a "Project", then such Additional Property shall be included in the calculation of the Loan to Value Ratio and Debt Service Coverage Ratio. Upon any acquisition of an Additional Property, whether or not such Additional Property is to become a Project, Borrower shall at its cost also deliver to Agent with respect to the Additional Property a survey, a mortgage title insurance policy and the other items described in EXHIBIT D hereto. Borrower may transfer Additional Properties to Affiliate Property Owners, and upon any such transfer the Additional Property so transferred shall cease to be an Additional Property.

              6.12 Unsecured and Subordinate Financing. Borrower shall not obtain any unsecured or subordinate secured financing, except for current debt incurred in the ordinary course of Borrower's business which would be characterized as an unsecured trade account payable, and for these purposes Lenders agree that tenant buildout expenses and leasing costs are unsecured trade accounts payable. Any unsecured debt of Borrower owing to the general partner of Borrower on account of such expenses and costs is hereby permitted; provided, however, that in no event may any such unsecured debt owing to the general partner exceed $3,000,000. If requested by Agent, Borrower will cause the general partner to execute and deliver a subordination agreement reasonably satisfactory to Agent and Borrower.

              6.13 Single Purpose Entity. Borrower shall at all times remain a single purpose entity owning only the Projects, any Additional Properties and any Affiliate Property Owners.

              6.14 Property Information. Borrower shall submit to each Lender the following information:

              (a) Audited annual financial statements of Borrower prepared in accordance with generally accepted accounting principles consistently applied (including a detailed Balance Sheet, Income Statement and Cash Flow Statement and financial statement projections for the fiscal year of Borrower immediately following the fiscal year for which the foregoing audited financial statements are being delivered), to be submitted to each Lender no later than 150 days after the end of each fiscal year of Borrower.

              (b) Quarterly unaudited financial statements of Borrower prepared in accordance with generally accepted accounting principles consistently applied (including a detailed Balance Sheet, Income Statement and Cash Flow Statement, subject to normal year-end adjustments), to be submitted to each Lender no later than 60 days after the end of each fiscal quarter of Borrower. Such quarterly statements shall be certified by a general partner of Borrower to be true, correct and complete in all material respects.

              (c) Upon the request of Agent but not more often than quarterly, lease-up schedules and/or updated rent rolls and operating statements for the Projects and any Additional Properties.

              (d) Federal state and/or local tax returns, to be submitted to each Lender no later than sixty (60) days after the filing of each such tax return.

              (e) Such other information with respect to the Projects and any Additional Properties as may be reasonably requested from time to time by Agent.

              6.15 Operating Accounts. Borrower shall maintain all operating accounts for the Projects and any Additional Properties at the New York Branch of Agent; provided, however, that, subject to no Default existing and no event or circumstance occurring or arising which would constitute a Default but for any unsatisfied requirement for the giving of notice or passage of time or both, Borrower shall be permitted to maintain (other than with Agent) accounts for the initial deposit of rent payments. On or about the twentieth of each month, Borrower will transfer the collected rents to such operating accounts. If a Default shall have occurred and be continuing, then disbursements from such operating accounts may be made only to pay customary and reasonable expenses of operating the Projects and any Additional Properties, all as set forth in budgets for each Project and any Additional Properties to be submitted by Borrower to Agent promptly following the occurrence of such Default. If a Default shall be continuing, then prior to any disbursements being made from the operating accounts, the budgets must be approved by Agent, such approval not to be unreasonably withheld or delayed.

              6.16 Limitation on Borrower's Liability. Recoveries against Borrower under the Loan Documents shall be limited solely to the collateral given to Agent, for the ratable benefit of Lenders, as security for Borrower's performance under the Loan Documents and to the other assets of Borrower and is otherwise non-recourse to all partners (limited and general) in Borrower, and such recovery shall not be a lien, or the basis of a claim of lien or levy of execution, against the assets of any partner (general or limited) of Borrower. Notwithstanding the foregoing, each general partner of Borrower and the assets of each general partner of Borrower shall be fully liable for amounts payable pursuant to or by reason of the Loan Documents to the same extent that Borrower's general partner would be liable absent the foregoing limitation of this paragraph for and to the extent of any loss or damage suffered by Agent or any Lender in connection with or as a result of any of the following, but any such general partner shall only be so liable for his or its own acts and then only to the extent of any actual loss caused by such acts: (a) fraud and material misrepresentation; (b) intentional damage to the Projects or Additional Properties; and (c) misapplication of any insurance or condemnation proceeds or tenant security deposits or any other funds maintained by Borrower for any purpose in connection with the Projects or Additional Properties. The limitations hereof shall not be deemed to limit: (i) any right Agent or any Lender might otherwise have to obtain injunctive relief against Borrower or Borrower's general partner; (ii) any suit or action in connection with the preservation, enforcement or foreclosure of the liens, mortgages, assignments and security interests now or at any time hereafter securing the payment and performance of all sums and obligations under this Agreement or any of the other Loan Documents; or (iii) subject to the Loan Documents, the collection of amounts which may become owing or payable under or on account of insurance, condemnation awards or damages for other public actions or surety bonds maintained or provided by Borrower; provided, however, that the assertion by Agent or any Lender of any such right, suit, action or collection of amounts shall not result in any claim, demand or liability against any general partner of Borrower or any claim or demand upon the assets of any general partner of Borrower except as otherwise provided herein.

              6.17 Borrower's Distributions. (a) Provided no Default shall exist and no event or circumstance shall have occurred or arisen which would constitute a Default but for any unsatisfied requirement for the giving of notice or passage of time or both, Borrower may distribute to its partners up to ninety percent (90%) of the sum of its cumulative net income from real estate operations from the Projects, calculated in accordance with generally accepted accounting principles, consistently applied, adjusted out for depreciation, amortization and write-offs of step-rent receivables relative to such Projects for the period from and including January 1, 2001 through the date such covenant compliance is being determined. Compliance with this covenant will be tested as of the last day of each fiscal quarter. The foregoing covenant shall only apply to properties for such periods as such properties are Projects.

              (b) Provided that Agent has agreed to release its liens and security interests from one or more of the Projects pursuant to SECTION 6.10, and has so released the same, Borrower, in addition to distributions permitted under SECTION 6.17(a), may distribute to its partners the net proceeds (except to the extent such net proceeds constitute income of Borrower, as to which
SECTION 6.17(a) governs) from the sale or refinance of such Project(s).

              (c) The preceding provisions of SECTION 6.17 shall apply from and after January 1, 2001. For the period from the date hereof through December 31, 2000, Borrower shall comply with the provisions of SECTION 6.17 of the Original Loan Agreement, which provisions and all related provisions and definitions are hereby incorporated herein.

              6.18 Borrower's Covenants. (a) As of the end of each Calculation Date, (A) the Projects encumbered by the Mortgages must have (i) a Debt Service Coverage Ratio of not less than 1.50:1.0, and (ii) a Loan to Value Ratio not to exceed 55% (i.e., the appraised value of the Projects shall equal or exceed one hundred and eighty-two percent of the then outstanding principal balance of the
Loan), (B) Borrower must have a Liquid Net Worth of not less than $1,000,000, and (C) Borrower's total liabilities (calculated in a manner consistent with Borrower's financial statements for the period ending December 31, 1999, and including accounts payable but excluding current unpaid real estate taxes) may not exceed 60% of the appraised value of the Projects and the Additional Properties (based on appraisals by Agent or appraisals by Borrower approved by Agent). If Borrower fails to comply with any of the foregoing covenants and such failure continues for sixty (60) days after written notice thereof by Agent to Borrower, such failure shall, subject (in the case of a failure by Borrower to comply with a covenant in SECTION 6.18(a)(A)(i) or (ii) or SECTION 6.18(a)(C)) to the provisions of SECTION 6.18 (b), constitute a Default.

              (b) Within sixty (60) days after Agent's written notice to Borrower of non-compliance with the covenants contained in SECTION 6.18
(a)(A)(i) or (ii) or SECTION 6.18(a)(C), Borrower shall have the option (x) in the case of a default under SECTION 6.18(A)(i) or (ii), to remedy such failure by reducing the outstanding principal balance of the Loan to a level such that Borrower is in compliance with such covenants or (y) in the case of a default under SECTION 6.18(a)(C), to remedy such failure by reducing Borrower's total liabilities (which may include reducing the outstanding principal balance of the Loan) to a level such that Borrower is in compliance with such covenant. Within sixty (60) days after Agent's written notice to Borrower of non-compliance with the covenants contained in SECTION 6.18(a)(A)(ii) or SECTION 6.18(a)(C), Borrower shall have the option to remedy such failure by providing cash collateral, a letter of credit and/or additional collateral acceptable to Agent, in Agent's reasonable discretion, equal to the amount needed so that Borrower is in compliance with such covenants, with such additional collateral to be accompanied by such supporting documents, financial statements and opinions of counsel as Agent may reasonably require; provided, however, that in order to satisfy the requirements of this SECTION 6.18(b), Agent must also be satisfied as to the solvency of the person or entity pledging the additional collateral. If no Default shall exist and no event or circumstance shall have occurred or arisen which would constitute a Default but for any unsatisfied requirement for the giving of notice or the passage of time or both, Borrower shall have the right to obtain a release of all or any portion of the cash collateral, the letter of credit or other collateral provided pursuant to this SECTION 6.18 (b), as applicable, upon Agent's receipt of financial information and/or appraisals evidencing compliance (without the benefit of such collateral) with the covenants referred to above.

              (c) (i) Within sixty (60) days after each Calculation Date, Borrower shall furnish to each Lender detailed calculations applying the provisions of SECTION 6.18(a); and such calculations shall be certified as true and accurate, in a manner reasonably acceptable to Agent, by a general partner of Borrower as having been prepared under his supervision in accordance with the provisions hereof and that he knows of no facts inconsistent with such calculations.

                   (ii) Compliance with the covenants in SECTION 6.18(a) shall be tested as of each Calculation Date.

                   (iii) For the purpose of calculating Borrower's compliance with SECTION 6.18(a)(A)(i), it shall be assumed that, with respect to all leases of the Projects which are in Full Force and Effect at the time such compliance is being calculated, all rent concessions had expired prior to the Calculation Date; provided, however, that if, as of any Calculation Date, the remaining rent concession is in excess of six months, then it shall be assumed that the remaining rent concession is the actual remaining rent concession less six months.

                   (iv) Borrower's compliance with SECTION 6.18(a)(A)(i) shall be determined without regard to extraordinary items of income and of expense. Each lease, the rental or other income from which was included in the calculations of Borrower's compliance with SECTION 6.18(a)(A)(i), must be in Full Force and Effect as of the date Borrower's compliance with SECTION 6.18(a)(A)(i) is being calculated.

              6.19 Guaranties. Borrower will not guarantee, endorse, become surety for, assume or otherwise in any way become or be liable for, any obligation of any other Person, whether by agreement to purchase the indebtedness of any other Person or agreement for the furnishing of funds through the purchase of goods, supplies or services (or by way of stock purchase, capital contribution, advance or loan) or for the purpose of paying the indebtedness of any other Person, or otherwise, directly or indirectly, except for endorsements of negotiable instruments for collection in the ordinary course of its business. Nothing in this SECTION 6.19 shall be construed to prevent Borrower from making equity investments in Affiliate Property Owners so long as Borrower has no continuing obligation which would violate the prohibitions set forth in this SECTION.

              6.20 Affiliate Properties. Nothing herein shall limit Borrower's right to acquire an Affiliate Property Owner or the right of any such Affiliate Property Owner to acquire an Affiliate Property.

              6.21 Leasing Standards. Borrower will not enter into any lease of 10,000 or more rentable square feet at any one or more of the Projects unless Agent has consented, in writing, to such lease, and Agent agrees not to unreasonably withhold or delay its consent.

                                  ARTICLE VII.
                                    The Agent

              7.01 Agent.

              (a) Lenders hereby appoint Fleet National Bank as the agent for the ratable benefit of Lenders (in such capacity, the "Agent") under this Agreement and the Loan Documents.

              (b) Agent is hereby authorized to act as agent for Lenders under this Agreement and the Loan Documents, and to exercise such powers as are conferred on Agent by the terms of this Agreement and the other Loan Documents, together with such powers as are reasonably incidental thereto. Except as otherwise provided herein, Lenders further authorize Agent to take such other actions as may be necessary or desirable in the course of routine administration of the Loan and the Loan Documents. The duties and obligations of Agent shall be mechanical and administrative in nature and Agent shall not, by reason of this Agreement, have a fiduciary relationship with regard to the Lenders, or any of them, and nothing in this Agreement shall be construed so as to impose upon Agent any obligations except as expressly set forth herein. Each Lender shall execute and deliver to Agent such additional documents and instruments as Agent may reasonably require to enable it better and more fully to exercise its powers hereunder.

              (c) Unless otherwise instructed in writing by all Lenders, as to the following matters Agent shall not exercise any discretion or take any action, but shall be required to refrain from acting (and shall be fully protected in so refraining); provided, however, that in no event shall Agent be required to take or to refrain from taking any action which, in the reasonable judgment of Agent, exposes Agent to personal liability, or which is contrary to this Agreement or the Loan Documents or to applicable laws:

                        (1) release of a material portion of the collateral from the lien of the Mortgages, except as may be provided in or required by the Loan Documents; provided, however, Agent may, if the Majority Lenders consent or if the action to be taken would not adversely affect any collateral for the Loans (other than to a de minimis extent), execute, join in and consent to the grant or reservation of, subordinate the lien of the Mortgages to, and/or release the lien of the Mortgages with respect to, lot line adjustments, easements, rights-of-way, licenses, maps, plans, subdivision documents, declarations of covenants, conditions and restrictions, street dedications, tract and parcel maps and similar agreements; or

                        (2) any written amendment or modification of any Loan Document, except for any amendment or modification which is immaterial or clarifying in nature.

              (d) Except as otherwise provided herein, Agent shall not be required to exercise any discretion or take any action, but shall be permitted or required to act or to refrain from acting (and shall be fully protected in so acting or refraining) only upon the prior written consent or instructions of the Majority Lenders, and such authorization or instructions shall be binding upon all Lenders, except that Agent shall not be required (i) to take or refrain from taking any action which, in the reasonable judgment of Agent, exposes Agent to personal liability or which is contrary to this Agreement or any of the Loan Documents or to applicable laws, or (ii) to acquire title to any Project or Additional Property (or other collateral security for the Loan) or to manage or operate any property subsequent to the conveyance of Borrower's title thereto, whether by judicial or non-judicial foreclosure sale, or deed-in-lieu of foreclosure or otherwise, except upon terms and conditions agreed to by Agent and the Majority Lenders.

              (e) As to any matter referred to in this ARTICLE VII, Agent may request consents or instructions from all Lenders or the Majority Lenders (depending upon whether the action to be taken requires the consent of all Lenders or the Majority Lenders) or all Lenders or the Majority Lenders (depending upon whether the action to be taken requires the consent of all Lenders or the Majority Lenders) may, on their own initiative, give instructions to the Agent, which instructions shall be binding upon Agent, except as otherwise provided in SECTION 7.1(c) and (d). If Agent requests a consent from all Lenders or the Majority Lenders, as the case may be, any Lender that does not in writing refuse its consent within such reasonable time period (determined in light of the circumstances but, absent extraordinary circumstances, in no event shall such time period be less than three (3) business days) specified in such request, or if no such time period is specified, within fifteen (15) business days after receipt of such request for consent, shall, at Agent's option, be deemed to have given the consent so requested by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document that it believes to be genuine and correct.

              (f) Agent may execute and discharge any and all of its duties under this Agreement or under any Loan Document by or through agents, employees or attorneys-in-fact.

              (g) Neither Agent nor any of its directors, officers, employees, counsels or agents shall be (i) liable to any Lender for any action taken or omitted to be taken under or in connection with this Agreement or any Loan Document or the transactions contemplated hereby and thereby, except for its own gross negligence or willful misconduct, or (ii) responsible in any manner to any Lender for (1) any recital, statement, representation or warranty made by Borrower contained in any Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by Lender or Agent under or in connection with this Agreement or any Loan Document, (2) the accuracy of any appraisal of the Projects or any other collateral or of any information contained within such appraisal, whether or not the appraisal was prepared by or for said Lender or the Agent, (3) the accuracy of any statement, oral or written, as to the value of or title to any Project, Additional Property or any other collateral, (4) the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any Loan Document, or (5) the failure of Borrower to perform its obligations under any Loan Document. Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or the Loan Documents, or to inspect the properties, books or records of Borrower.

              (h) Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, electronic transmission, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and such other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or under any Loan Document unless it shall first receive the required instructions or consents of all Lenders or the Majority Lenders, as the case may be, and, if Agent so requests, it shall first be indemnified to its satisfaction by Lenders, ratably in accordance with their respective Percentages, against any and all liability and expense that Agent may incur by reason of taking or continuing to take any such action, but in the event a failure to act would likely cause the collateral for the Loans to be forfeited or materially damaged, Agent may take such action as it deems reasonable in the circumstances and, with respect to such action, Agent shall fully be indemnified by Lenders, ratably in accordance with their respective Percentages, against any and all liability and expense that Agent may incur by reason of taking such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any Loan Document in accordance with an instruction or the consent of all Lenders or the Majority Lenders, as the case may be, and any action taken or not taken pursuant thereto, shall be binding upon all Lenders.

              (i) Agent shall not be deemed to have knowledge or notice of the occurrence of any default, except with respect to defaults in the payment of principal, interest or fees required to be paid to Agent for the ratable account of Lenders, unless Agent shall have received written notice from a Lender referring to this Agreement, describing such default and stating that such notice is a "notice of default." Agent shall notify the other Lenders of its receipt of any such notice. Agent shall only take such action with respect to such default as is authorized by the Loan Documents and is pursuant to the required instructions or consent of all Lenders or the Majority Lenders, as applicable; provided, however, unless and until Agent has received any such instruction or consent, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such default as it shall deem advisable or in the best interest of Lenders.

              (j) Each Lender acknowledges that neither Agent nor any other Lender has made any representation or warranty to it, and that no act by Agent or any other Lender heretofore or hereafter taken, including any review of the affairs of Borrower, shall be deemed to constitute any representation or warranty by Agent or any other Lender to any Lender. Each Lender confirms that it has received a copy of the Loan Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement. Each Lender represents to Agent and the other Lenders that it has, independently, without reliance upon the Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Borrower, value of and title to the Projects and any other collateral, and all applicable laws relating to the transactions contemplated hereby and by the Loan Documents, and made its own decision to enter into this Agreement. Each Lender also represents that it will, independently, without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the Loan Documents. Each Lender agrees to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower. Except for notices, reports and other documents that Agent is required pursuant to the Loan Documents to furnish to the Lenders, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower.

              (k) Lenders shall, upon two (2) days prior written notice (which notice shall contain a reasonable listing, accounting or explanation as to the circumstances giving rise to the demand), indemnify Agent (to the extent not reimbursed by or on behalf of Borrower and without limiting any obligation of Borrower to do so), ratably in accordance with their respective Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorneys' fees and disbursements, which may be imposed on, incurred by or arise out of this Agreement or any Loan Document, or any action taken or omitted by Agent hereunder or thereunder, except as may result from the gross negligence or willful misconduct of Agent. It is understood that the indemnification provided hereunder shall apply to Agent in its capacity as Agent only and no Lender is indemnifying any other Lender for acts or omissions performed or omitted by a Lender in its capacity as a Lender. In the event of any litigation against Agent in respect of which the foregoing indemnity may apply, Agent shall keep the Lenders fully informed as to all material developments in such litigation. Without limiting the foregoing, each Lender shall reimburse Agent, upon demand and ratably according to their respective Percentages, for any costs or out-of-pocket expenses (including reasonable attorneys' fees and disbursements) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights and responsibilities under, this Agreement, any Loan Document or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of the Borrower. The undertaking in this SECTION 7.01(k) shall survive the payment of the Loan and the resignation or replacement of Agent.

              (l) Agent and Lenders and their respective affiliates may make loans to, issue letters of credit for the account of, accept deposits from, and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its affiliates, all as though Agent were not Agent hereunder and Lenders were not parties hereto, and without notice to or the consent of the other Lenders and/or Agent. Agent and Lenders acknowledge that, pursuant to such independent activities, Agent and the Lenders and their respective affiliates may obtain information regarding Borrower or its affiliates (including information that may be subject to confidentiality obligations in favor of Borrower or such affiliates), and neither Agent nor any Lender shall have any obligation to provide such information to the other Lenders. With respect to its Percentage of the Loan, if any, Agent shall have the same rights and powers under this Agreement as any other Lender, and may exercise the same as though it was not Agent, and the terms "Lender" and "Lenders" include Agent in its individual capacity.

              (m) Agent may resign as such at any time by written notice to Borrower and the Lenders effective on such date as Agent shall designate, which date shall be not less than thirty (30) days from the date of such notice. In the event of Agent's malfeasance, the Majority Lenders may remove Agent by written notice to that effect to be effective on such date as the Majority Lenders designate. In either event, the Majority Lenders shall appoint a successor Agent (which need not be a Lender), which successor Agent shall assume Agent's future obligations hereunder and under the Loan Documents. If no successor Agent has accepted appointment as Agent on or before the effective date of the Agent's resignation or removal, then, in the case of a resignation, the retiring Agent or, in the case of a removal, the Majority Lenders shall appoint a successor Agent which need not be a Lender, which successor Agent shall be required to assume Agent's future obligations hereunder and under the Loan Documents. After any resignation by Agent hereunder, or after removal of Agent hereunder, the provisions of this Agreement and the Loan Documents shall continue to inure to its benefit as to any actions that it took or omitted to take while it was Agent under this Agreement and the Loan Documents and no such removal or resignation of Agent shall release it from any prior breach of its obligations under the Loan Documents. No resignation by or removal of Agent shall have any effect on the resigning or removed Agent's rights, powers, privileges or remedies as a Lender.

              (n) Agent shall notify each Lender of its share of payments of principal of, interest on and fees paid in connection with the Loan when received from Borrower and Agent shall remit to Lenders entitled thereto, for the account of such Lenders, their respective shares of all such payments. If Agent receives payment from Borrower prior to noon, New York time, Agent shall remit such payments to Lenders on the same Business Day received by Agent; payments received from Borrower after such time shall be remitted on the next Business Day. If payments are received past noon and are not remitted on the same, Agent shall use reasonable efforts to invest the funds at the overnight funds rate at the Federal Reserve Bank, and any interest so earned shall be credited to Lender(s) and distributed to Lender(s) with Lender's other funds. Agent shall account to each Lender for its share of amounts received and applied by Agent from the Borrower as reimbursement for expenses with respect to which such Lender has previously contributed to Agent its Percentage share. To the extent a Lender has not received the same directly from Borrower, Agent shall, in a timely manner, transmit to each Lender who so requests copies of documents received from the Borrower or others pursuant to the requirements of the Loan Documents.

              (o) If any Lender is a "foreign corporation, partnership or trust" within the meaning of the Internal Revenue Code, as amended, and such Lender claims exemption from, or a reduction of, United States withholding tax under Sections 1441 or 1442 of the Internal Revenue Code, as amended, such Lender agrees to deliver to Agent:

                        (1) if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Forms 1001 and W-8 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

                        (2) if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement, and IRS Form W-9; and

                         (3) such other form or forms as may be required under the Internal Revenue Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees to promptly notify Agent of any change in circumstances that would modify or render invalid any claimed exemption or reduction.

              (p) If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Lender (pursuant to and in accordance with the provisions hereof) sells, assigns or otherwise transfers all or part of the Loans made by it to another, such Lender agrees to notify Agent of the portion of which it is no longer the beneficial owner. To the extent of such portion of the Loans made by it so sold, assigned or otherwise transferred, Agent shall treat such Lender's IRS Form 1001 as no longer valid.

              (q) If any Lender claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns or otherwise transfers (pursuant to and in accordance with the provisions hereof) all or part of the Loans made by it to another, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Internal Revenue Code, as amended.

              (r) If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by SECTIONS 7.01
(o) or (p) are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

              (s) If the IRS or any other governmental agency asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason), such Lender shall indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this SECTION 7.01(s), together with all costs and expenses (including reasonable attorneys' fees and disbursements). The obligations of Lenders under this SECTION 7.01(s) shall survive the payment of Loan and the resignation or replacement of the Agent.

              (t) Agent is authorized on behalf of all Lenders, without the necessity of any notice to or further consent from Lenders, from time to time to take any action with respect to the Projects or any other collateral or the Loan Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Projects or any other collateral granted pursuant to the Loan Documents.

              (u) Notwithstanding any contrary provision of this Agreement, Lenders irrevocably authorize Agent, at its option and in its discretion, to release any lien granted to or held by Agent upon the Projects or any other collateral upon payment in full of the Loan and all other obligations of Borrower known to Agent and payable under this Agreement or any Loan Document and to release any lien upon any Project or any collateral if, as and when required by the Loan Documents. Upon request by Agent at any time, Lenders shall confirm in writing Agent's authority to deliver a release pursuant to this
SECTION 7.01(u).

              7.02 Costs and Expenses. Each Lender shall bear and pay to Agent upon demand its Percentage share of all payments or advances made and all claims, losses, liabilities, costs and expenses incurred or suffered by Agent in connection with the Loans and the performance of its obligations under this Agreement. If any Lender (herein called a "Defaulting Lender") fails to provide its Percentage of any such costs and expenses within thirty (30) days after receipt of written demand therefor by Agent, the other Lenders and/or Agent may, but shall not be required to, supply an amount equal to the Defaulting Lender's Percentage of such costs and expenses, and the Defaulting Lender shall, on demand, repay such amount (together with interest thereon from the date of advance until the date of payment at a rate per annum equal to the Peg Rate (as such term is defined in the Note) plus two percent).

              7.03 Authority and Investment Purpose. Each Lender represents to the other Lenders and Agent that the purchase of its interest in the Loans is a legal investment for such Lender under the laws under which it operates, has been duly authorized and approved by all necessary action of such Lender's management, and is made for the purpose of investment, it being understood that the disposition of such Lender's property at all times shall, subject to the terms of SECTION 7.04 below, be within such Lender's sole control.

              7.04 Transfer of Interests.

              (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, Lenders, and Agent, and their respective successors and permitted assigns, except that Borrower may not assign or transfer any of its rights under this Agreement or any of the other Loan Documents (unless otherwise permitted pursuant to the terms and provisions of the Loan Documents).

              (b) Each Lender may, without the consent of Borrower but only upon prior written consent of Agent (which Agent may grant or withhold in its sole discretion), sell, assign or pledge (whether by participation or otherwise) any of its Percentage interest in the Loan or under the Loan Documents. If permitted, each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender's rights and obligations under this Agreement and the other Loan Documents and the parties to each such assignment shall (at the time of such assignment) execute and deliver to Agent an "Assignment and Acceptance" (substantially in the form annexed hereto as EXHIBIT F) and a non-refundable processing fee (which Agent shall retain for its own account) of $2,000. Upon acceptance pursuant to an Assignment and Acceptance, (A) the assignee thereunder shall be a Lender hereunder and a party hereto and, to the extent of the interest sold and assigned pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and the other Loan Documents, and
(B) if the assignee Lender is an Approved Lender (as such term is hereinafter defined) or otherwise is approved by Borrower, the assigning Lender thereunder shall, to the extent of the interest sold and assigned pursuant to such Assignment and Acceptance, (x) be released from its obligations under this Agreement thereafter arising and (y) thereafter no longer be obligated to make Advances on account of the Loan; provided, however, that in the case of such an Assignment and Acceptance (to an Approved Lender or to an assignee otherwise approved by Borrower) covering all of an assigning Percentage share of Advances and Lender's rights and obligations under this Agreement and the other Loan Documents, such assigning Lender shall thereafter cease to be a party hereto and to the Loan Documents. However, no such assignment shall release or relieve any assigning Lender from any liability on account of its default or breach, if any, under this Agreement or under the Loan Documents. If the assignee Lender is an Approved Lender or Borrower otherwise agrees, then to the extent of the interest sold and assigned pursuant to an Assignment and Acceptance, Borrower hereby consents to and acknowledges the reduction of the obligations of any such assigning Lender from and after the date such Assignment and Acceptance is executed and delivered and accepted in accordance with the terms hereof as if Borrower were a party to such Assignment and Acceptance. Each assignee Lender hereby agrees that, to the extent of the interest acquired by it pursuant to any Assignment and Acceptance, it shall directly be liable to Borrower as if such Lender had, to the extent of such interest, become a "Lender" under the Loan Documents as of the Effective Date (as such term is defined in the Assignment and Acceptance pursuant to which such Lender acquired such interest). "Approved Lender" shall mean any commercial or savings bank, savings and loan association, insurance company, credit corporation, real estate investment trust, pension, welfare or endowment fund or any combination of any of the foregoing having net assets of not less than One Billion Dollars.

              (c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows:
(i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Loan Documents, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents, or any other instrument or document furnished pursuant hereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any of the other Loan Documents, or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement and the other Loan Documents and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will independently and without reliance upon Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to or reserved by Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and
(vi) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.

              (d) Agent shall maintain at its office in the City of New York (or at its principal office if not in New York City) a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of Lenders, and the commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive in the absence of manifest error and Borrower, Agent and Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

              (e) Upon Agent's receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and assignee Lender, together with the processing fee referred to in SECTION 7.04(b), and upon Agent's written consent to such assignment, Agent shall (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register, and
(iii) give prompt notice thereof to Borrower and Lenders. In the event one or more assignees acquire an interest in the Loan from one or more of Lenders subsequent to the date of this Agreement, upon the consummation of the transfer of said interest in accordance with the terms of this Agreement, said acquiring assignee shall be included within the term "Lenders" and said acquiring assignee shall thereafter have all of the rights and obligations of a Lender hereunder.

              (f) Each Lender may, without the consent of Borrower but only upon the prior written consent of Agent (which the Agent may grant or withhold in its sole discretion), sell participations to one or more banks or other entities in all or a portion of its rights and obligations under this Agreement and the Loan Documents; provided, however, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations,
(iii) the participating banks or other entities shall be entitled to the benefit of the provisions contained in PARAGRAPHS 6, 7 and 8 of the Note as if such participant were a Lender (provided, however, that if any amounts are payable to participants by reason of any of such PARAGRAPHS, only Agent shall have authority to collect such amounts on behalf of participants), and (iv) Borrower, Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and, to the extent provided herein, such Lender shall retain the right to enforce the obligations of Borrower relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement or any of the other Loan Documents.

              (g) Any Lender may, in connection with any assignment or participation or proposed assignment or participation, disclose to the assignee or participant or proposed assignee or participant any information relating to the Borrower, and its affiliates furnished to such Lender by or on behalf of the Borrower.

              (h) Any attempted sale, assignment, transfer or other disposition which does not conform to the requirements of this SECTION 7.04 shall be null and void ab initio.


              (i) Notwithstanding anything herein to the contrary, a Lender may (without the consent of, but on prior notice to, Agent) sell, assign or participate any of its Percentage interest in the Loans to one or more of its branches, agencies or commonly-controlled affiliates. Any sale, assignment and/or participation to such an affiliate shall be made only on the condition that (i) such affiliate agrees, pursuant to a writing reasonably satisfactory to Agent, to be bound by the applicable provisions of this Agreement; (ii) with respect to any participation, Agent shall continue to deal only with the transferor; (iii) the transferor agrees that such sale, assignment and/or participation shall not relieve it of its obligations hereunder or under the other Loan Documents; (iv) the participant shall not have any of the rights of a Lender; (v) the purchaser, assignee and/or participant shall make the same confirmations and representations, warranties, and agreements in favor of Agent and the other Lenders as are contained in SECTION 7.01(j) of this Agreement; and
(vi) any sale or assignment is of an undivided interest in the Loans of $5,000,000 or more.

              7.05 Subordination. If a Lender fails, when required, to fund its required share of any Loan or to pay any sums payable by such Lender hereunder or under any of the other Loan Documents or to pay its required share of any costs, expenses or disbursements payable by such Lender hereunder or under the Loan Documents, then such defaulting Lender's interest in the Loan and the Loan Documents and proceeds thereof shall immediately be subordinated to the interest of the non-defaulting Lenders in the Loan and the Loan Documents, and proceeds thereof, and such defaulting Lender's right to vote shall be voted by the non-defaulting Lenders based on a fraction, the numerator of which is each non-defaulting Lender's interest in the outstanding Loans and the denominator of which is the aggregate of the outstanding Loans held by all non-defaulting Lenders, all without necessity for executing any further documents. Upon such a failure, Agent may withhold and apply any and all amounts payable to such defaulting Lender pursuant to this Agreement and/or any of the other Loan Documents in such order of priority as Agent shall determine in its sole discretion to: (i) fund for such defaulting Lender its share of any Loan that such defaulting Lender was obligated but failed to fund; and/or (ii) reimburse Agent for any other sums, costs, expenses or disbursements payable by such defaulting Lender hereunder or any of the other Loan Documents; and/or (iii) make payments of amounts due and owing under the Loan Documents to non-defaulting Lenders.

              7.06 Substitute Notes. In connection with the execution and delivery of an Assignment and Acceptance, at the request of Agent, Borrower shall issue one or more new promissory notes, as applicable, to any assignee and, if the assigning Lender has retained any of its rights and obligations hereunder following such assignment, to such assigning Lender, which new promissory notes shall be issued in replacement of, but not in discharge of, the liability evidenced by the promissory note held by the assigning Lender prior to such assignment and shall reflect the amount of the respective commitments and loans held by such assignee and the assigning Lender after giving effect to such assignment and such new notes shall not affect Borrower's rights or obligations under the Loan Documents and shall be issued at no cost to Borrower.

                                 ARTICLE VIII.
                                  DEFINITIONS

              8.01 Defined Terms. In addition to the terms elsewhere defined in the Loan Documents, the following terms are used in the Loan Documents with the following meanings:

              "Accounting Period" - shall mean each twelve (12) month period beginning on each Calculation Date commencing with the twelve (12) month period beginning September 30, 2000.

              "Affiliate" shall mean (a) if with respect to a corporation, (i) any officer or director thereof and any person, trust, corporation, partnership, venture or other entity who or which is, directly or indirectly, the legal or beneficial owner of more than twenty percent (20%) of any class of shares or other equity security of such corporation, or (ii) any person, trust, corporation, partnership, venture or other entity who or which, directly or indirectly, controls or is controlled by or is under common control with such corporation and (b) if with respect to a partnership, limited liability company or venture, any (i) general partner or managing member, (ii) general partner or managing member of a general partner or managing member, (iii) partnership, limited liability company or venture with a common general partner or managing member, (iv) coventurer thereof or (v) any person, trust, corporation, partnership, limited liability company, venture or other entity who or which, directly or indirectly, controls or is controlled by or is under common control with such partnership, limited liability company, or venture, and if any general partner or managing member or general partner or managing member of a general partner or coventurer is a corporation, any person, trust, corporation, partnership, venture or other entity which is an Affiliate as defined in clause
(a) above of such corporation. "Controls" (including the correlative meanings of "controlled by" and "under common control with") means effective power, directly or indirectly, to direct or cause the direction of the management and policies of such person, trust, corporation, partnership, venture or other entity.

              "Affiliate Property" shall mean an interest in real estate acquired by an Affiliate Property Owner.

              "Affiliate Property Owner" shall mean an Affiliate of Borrower which acquires an Affiliate Property.

              "Appraised Value" - shall mean the appraised value of a Project or of an Additional Property, as determined by an independent appraiser selected by Agent and reasonably acceptable to Borrower. Agent may require that such an appraisal be performed at any time, but not more frequently than once in any twelve month period. Appraised Value shall be determined utilizing an appraisal method consistent with that used in determining the Appraised Value for Agent in connection with this Loan. Borrower shall solely be responsible for the cost of such appraisals.

              "Calculation Date" shall mean each March 31, June 30, September 30 and December 31.

              "Debt Service Coverage Ratio" shall mean, for the applicable Accounting Period, projected net income from real estate operations of the Projects, adjusted for depreciation, amortization, fees paid to Borrower's general partners and step rent divided by a projected amortization (principal and interest) payment for the applicable Accounting Period equal to the amortization based on (i) the then outstanding principal balance of the Loan,
(ii) a 300 month term and (iii) an annual interest rate equal to greater of (x) the sum of (a) the prevailing yield on the then most recently issued United States Treasury obligations having a maturity of ten years and (b) 2.0% and (y) 8.5%.

              "Full Force and Effect" - shall mean, as to any lease, that such lease shall be in full force and effect, there shall be no material default by the tenant thereunder or material default by the landlord thereunder or other act or condition or circumstance giving or which may give, without the giving of any further notice, the tenant or the landlord the right to terminate any lease and, if requested by Agent and required by its lease, the tenant shall have delivered to Agent an estoppel certificate in the form required by such lease or, if such lease does not provide a form of estoppel that the tenant is required to deliver, then in form and substance reasonably satisfactory to Agent.

              "Liquid Net Worth" shall mean "cash and short term investments at cost" and "investments in marketable securities" (which shall be marked to market) as shown by Borrower's financial statements (calculated in a manner consistent with the Borrower's statements for the period ending December 31,
1999) and/or Loan availability (i.e., the amount of the then undisbursed Loan which Borrower would be entitled to receive upon its request for an Advance).

              "Loan to Value Ratio" shall mean the ratio of (i) the outstanding principal balance of the Loan to (ii) the Appraised Value of the Projects encumbered by the Mortgages at the time compliance with the covenant is being tested (based on appraisals by Agent or appraisals by Borrower approved by Agent).

              "Majority Lenders" means any combination of Lenders individually or collectively owning undivided ownership interests in the outstanding Loan of more than fifty percent (50%).

              "Percentage" shall mean, with respect to a Lender, such Lender's percentage in the Loan and the Loan Documents as set forth on EXHIBIT E hereto.

              "Person" shall mean and include an individual, a partnership, a limited liability company, a corporation, a trust, an unincorporated association, a joint venture or any other entity or a government or any agency or political subdivision thereof.

              "Projects" shall mean each of the properties listed on EXHIBIT C hereto, unless and until released from the lien of the Mortgage pursuant to
SECTION 6.10(b), and any Additional Property, unless and until released from the lien of the Mortgage pursuant to SECTION 6.10(b), which Agent agrees is to be treated as a "Project."

              8.02 Index of Defined Terms. The following is a listing of defined terms used in this Agreement but not defined in SECTION 7.01, together with an index of where such terms are defined.


              Additional Property                                  6.11

              Advances                                             6.04

              Agent                                                7.01

              Agreement                                            Recital

              Approved Lender                                      7.04(b)

              Assignment and Acceptance                            7.04(b)

              Bankruptcy Code                                      5.01(f)

              Borrower                                             Recital

              Debtor Relief Law                                    5.01(f)

              Default                                              5.01

              FABT                                                 Recital

              Initial Maturity Date                                6.03

              Lenders                                              Recital

              Loan                                                 1.01

              Loan Commitment                                      1.01

              Loan Documents                                       1.01

              Maturity Date                                        6.03

              Mortgages                                            Exhibit A

              Note                                                 6.01

              Original Loan Agreement                              Recital

              Register                                             7.04(d)

              Travelers                                            Recital

                                   ARTICLE IX.
                                  MISCELLANEOUS

              9.01 Expenses. Borrower shall pay, within five (5) days of Agent's demand, all reasonable expenses and charges of Agent incidental to making the Loan, including, without limitation, attorneys' fees, appraisal fees, fees and charges for surveys, examination of title to the Projects and mortgage title insurance thereon, and hazard insurance.

              9.02 Amendments to Loan Documents. Except as otherwise required by this SECTION or where Agent is, pursuant to any of the Loan Documents, authorized to act without the consent of Lenders, no modification, termination or waiver of any provisions of this Agreement or of any of the other Loan Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective, irrespective of any course of dealing between the parties, unless the same shall be in a writing executed by Majority Lenders; provided, however, that, notwithstanding anything to the contrary in any of the Loan Documents, Agent may amend any of the Loan Documents or waive any condition or provision thereof if such amendment or waiver is of a technical nature and will not adversely affect in any material respect the interest of any Lender. Borrower shall be entitled to rely upon Agent's representation or other statement concerning whether waivers, consents or other matters have been approved by Majority Lenders. Any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No notice to or demand on Borrower in any case shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances, except to the extent expressly required by the Loan Documents. In the case of any waiver, Borrower and Lenders shall be restored to their former positions and rights hereunder and under the other Loan Documents, and any Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon. No disbursement or conversion of a Loan or of a portion thereof shall constitute a waiver of any Default or condition to disbursement or conversion, nor shall such disbursement or conversion preclude Agent and/or Lenders from declaring a Default and pursuing its and their remedies hereunder in the event Borrower fails to satisfy such condition or cure such Default. Any advance by Lenders of Loan proceeds hereunder made prior to or without the fulfillment by Borrower of all of the conditions precedent thereto, whether or not known to Agent and/or Lenders, shall not constitute a waiver by Agent and/or Lenders of the requirement that all conditions, including the non-performed conditions, shall be satisfied with respect to all future advances. Except as may be expressly provided for in the Loan Documents, Majority Lenders shall not, without the prior written consent of all Lenders, (i) increase the maximum principal amount of the Loans, (ii) in writing, waive or postpone any date fixed for payment of principal, interest, prepayment premium or extension fee payable on or with respect to the Loans, (iii) reduce the amount of any principal, interest, prepayment premium or extension fee payable on or with respect to the Loans,
(iv) release any collateral security for the Loans, release Borrower or forgive or discharge all or any part of the Loans, in each event whether or not with consideration or (v) change the definition of Majority Lenders or the provisions of this sentence.

              9.03 Notices. All written notices and demands under the Loan Documents shall be deemed served upon delivery (if given by hand or by overnight courier) or, if mailed, upon the first to occur of receipt or the expiration of seventy-two (72) hours after deposit in

United States Postal Service, certified mail, postage prepaid and addressed to the address of (i) Borrower, Lender or Agent appearing on the signature page below or (ii) any Lender appearing in the supplemental signature pages hereof. Notice of change of address may be given in the same manner, provided Borrower's address is in the State of New York or the State where Borrower's principal place of business is located.

              9.04 Relationship of Parties. The relationship of Borrower, on the one hand, and Agent and Lenders, on the other hand, under the Loan Documents is, and shall at all times remain, solely that of borrower and lender. No person other than Agent, Lenders and Borrower and their permitted successors and assigns shall have any rights or right of action hereunder.

              9.05 Attorneys' Fees; Enforcement. If any attorney is engaged by Agent to enforce or defend any provision of the Loan Documents, or as a consequence of any Default under the Loan Documents, Borrower shall pay to Agent, immediately upon demand, the amount of all reasonable attorneys' fees and all costs incurred by Agent in connection therewith, together with interest thereon from the date of such demand until paid at the rate of interest applicable to the principal balance of the Note as specified therein.

              9.06 Disclosure of Information; Participations. Borrower understands and agrees that Lender may elect, at any time, to sell, assign or participate all or any part of such Lender's interest in the Loan, and that any such sale, assignment or participation may, subject to the other provisions of this Agreement, be to one or more financial institutions, private investors, and/or other entities, at Lender's sole discretion. Borrower further agrees that Agent or any Lender may disseminate to any such potential purchaser(s), assignee(s) or participant(s) all documents and information (including without limitation all financial information) which has been or is hereafter provided to or known to Agent or any Lender with respect to: (a) any security for the Loan;
(b) any party connected with the Loan (including, without limitation, Borrower or any general partner of Borrower); and/or (c) any lending relationship other than the Loan which Agent or any Lender may have with any party connected with the Loan.

              9.07 Severability. If any provision of the Loan Documents shall be determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that portion shall be deemed severed from the Loan Documents and the remaining parts shall remain in full force as though the invalid, illegal, or unenforceable portion had never been part thereof.

              9.08 No Waiver; Successors. No waiver shall be implied from any failure of Agent or any Lender to take, or any delay by Agent or any Lender in taking, action concerning any Default or failure of condition, or from any previous waiver of any similar or unrelated Default or failure of condition. The terms and provisions hereof shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties.

              9.09 Miscellaneous. All headings are for convenience only and shall be disregarded in construing the Loan Documents. Except as may be otherwise expressly provided, the Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to contracts made and to be wholly performed in such State, except to the extent preempted by Federal laws. Borrower hereby consents to the jurisdiction of any Federal or State Court within the State of New York having proper venue, and also consents to service of process by any means authorized by New York or Federal Law.

              9.10 Integration. The Loan Documents contain or expressly incorporate by reference the entire agreement of the parties with respect to the matters contemplated therein and supersede all prior negotiations.

              9.11 Incorporation. The schedules and exhibits attached hereto are by this reference incorporated into and made a part of this Agreement.

              9.12 Further Assurances. At Agent's request and at Borrower's expense, Borrower shall execute, acknowledge and deliver any other reasonable instruments and perform any other acts reasonably necessary, desirable or proper (as reasonably determined by Agent) to carry out the purposes of the Loan Documents or to perfect and preserve any liens created by the Loan Documents.

              9.13 Brokers. Neither Agent nor any Lender shall be required to pay any brokerage fees or commissions arising from the execution of this Agreement or the making of the Loan. Borrower hereby agrees to indemnify and hold harmless Agent and/or any Lender from all damages, loss, costs and expenses suffered or incurred by Agent and/or any Lender in connection with any claims made by a broker or any other person arising out of the execution of this Agreement by Agent and such Lender or the making of the Loan.

              9.14 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (a) ARISING UNDER THE LOAN DOCUMENTS, INCLUDING, WITHOUT LIMITATION, ANY PRESENT OR FUTURE MODIFICATION THEREOF OR (b) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THE LOAN DOCUMENTS (AS NOW OR HEREAFTER MODIFIED) OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

              9.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

                  IN WITNESS WHEREOF, Borrower and Agent (in its capacity as Agent and Lender) have executed this Agreement as of the date first set forth above.


"Agent" and "Lender"                      "Borrower"
FLEET NATIONAL BANK                       CORPORATE REALTY INCOME FUND, I, L.P.,
                                          a Delaware limited partnership

By:                                       By:
   --------------------------------          -----------------------------------
   James Mirman,                             Robert F. Gossett, Jr.,
   Senior Vice President                     general partner




                                          By: 1345 Realty Corporation,
                                              general partner


Agent's Address:                          By:
                                             -----------------------------------
                                             Robert F. Gossett, Jr.,
                                             President

Fleet National Bank                       Borrower's Address:
1133 Avenue of the Americas               Corporate Realty Income Fund I, L.P.
New York, New York  10036                 475 Fifth Avenue
Attn:  Mr. James E. Mirman,               New York, New York 10017
Senior Vice President                     Attn: Mr. Robert F. Gossett, Jr.,
Telecopier: (212) 703-1807                      General Partner
                                          Telecopier: (212) 696-1271.

                                    EXHIBIT A
                                       TO
                       AMENDED AND RESTATED LOAN AGREEMENT

                                 Loan Documents

              The documents numbered 1 through 4, inclusive, below and amendments, modifications and supplements thereto, and any documents executed in the future in connection with the Loan are collectively referred to as the "Loan Documents."

              1. This Agreement.

              2. The Note.

              3. The mortgages and deeds of trust securing the Loan (individually, a "Mortgage" and collectively, the "Mortgages") and encumbering the Projects referred to on EXHIBIT C to this Agreement.

              4. Environmental Compliance and Indemnification Agreement

                                    EXHIBIT B
                                       TO
                       AMENDED AND RESTATED LOAN AGREEMENT

                                      NOTE

                                    EXHIBIT C
                                       TO
                       AMENDED AND RESTATED LOAN AGREEMENT


                          LOAN ALLOCATIONS FOR PROJECTS

(i)      Alamo Towers in San Antonio, Texas -- $6,600,000.

(ii) 2.06 acre site in the Los Angeles Corporate Center, located in Monterey Park, California -- $1,225,000.

(iii)    6.1 acre site at 7301 Northwest Highway, Oklahoma City,
         Oklahoma -- $2,250,000.

(iv)     6.75 acre site in the Las Colinas Office Center, Irving,
         Texas -- $9,000,000.

(v)      5 acre site at 1001 Durham Avenue, South Plainfield,
         New Jersey-- $5,925,000.

                                    EXHIBIT D

                 DOCUMENTATION RELATING TO ADDITIONAL PROPERTIES

              Prior to or concurrently with the acquisition of an Additional Property by Borrower, Agent shall have received and approved the following:

          (a) An up-to-date survey of the Additional Property reasonably satisfactory to Agent and its counsel, which survey shall be certified to the title company insuring the liens of the Mortgages and to Agent. The surveys shall show dimensions and locations of any improvements, easements, rights of way, encroachments and the extent thereof, established building lines and street lines, the distance to and names of the nearest intersecting streets, and such other details as Agent may reasonably request.

          (b) An endorsement to the policies of mortgage title insurance in the amount of the Loan insuring the lien of the Mortgage on the Additional Property, subject only to those exceptions to title as are approved by Agent and its counsel, and with affirmative insurance on such matters as Agent may reasonably require.

          (c) Executed copies of all agreements whatsoever affecting or relating to the use, occupancy, operation, development or construction of the Additional Property as Agent may reasonably request (including, without limitation, certificates of occupancy), which agreements shall be reasonably satisfactory in all respects to Agent and its counsel.

          (d) Copies of all instruments and documents referred to in the title reports delivered with respect to the Additional Property.

          (e) Opinions by Borrower's counsel reasonably satisfactory to Agent and Agent's counsel stating that the Loan Documents relating to the Additional Property have been duly authorized and executed and are legal, binding and enforceable in accordance with their terms. In addition, the opinions of counsel shall state that the execution and delivery of the Loan Documents relating to the Additional Property do not contravene the terms and conditions of any agreement to which Borrower is bound; that there are no judicial or administrative actions, suits or proceedings pending or threatened against or affecting Borrower or the Additional Property; and such other opinions as Agent and its counsel may reasonably request. Such opinions shall be issued by counsel licensed in the State of New York and, if different, Borrower's state of formation. Opinions with respect to the enforceability of the security documents and other state matters may be required from Borrower's counsel in each state in which the Additional Property is located.

          (f) Current financial statements of those tenants (and of any guarantor of a tenant's obligations) of the Additional Property as are publicly available or available to Borrower, and a rent roll for the Additional Property.

          (g) Evidence that the Additional Property is in compliance with the requirements of all zoning, environmental and other laws, ordinances, rules, regulations and restrictions affecting the Additional Property and the use thereof (but Agent shall not require a zoning endorsement from the title company or zoning opinions from Borrower's counsel).

          (h) Evidence reasonably satisfactory to Agent that the Additional Property does not, and will not, contain (i) asbestos in any form;
              (ii) urea formaldehyde foam insulation; (iii) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million;
              (iv) any other chemical, material or substance to which exposure is prohibited, limited or regulated by any federal, state, country, regional or local authority or which, even if not so regulated, is known to pose a hazard to the health or safety of the occupants of the Additional Property or of property adjacent to the Additional Property.

          (i) At Borrower's expense, a report (a Phase I Environmental Assessment, and a Phase II Environmental Assessment if Agent determines that the same is necessary), satisfactory to Agent, prepared by a consultant selected by Agent, must be received at least fifteen (15) days prior to the acquisition of the Additional Property. The report must certify to Agent that the Additional Property is not being used and has never been used for any activities involving, directly or indirectly, the use, generation, treatment, storage (except for normal and customary office supplies used by tenants in accordance with applicable law) or disposal of any hazardous or toxic chemical, material, substance or waste; whether any relevant adjacent property has ever been used for any of the aforementioned activities; that no tanks for the storage of gasoline, kerosene, oil or other hazardous substances are located on, under or about the Additional Property; and if there are any heating oil storage tanks on the Additional Property, the same are installed, maintained and in use in compliance with all laws, codes, rules and regulations applicable thereto. Subject to the rights of tenants and the owner of the Additional Property, Borrower shall seek permission for Agent, its agents, employees, consultants, and contractors to enter (at reasonable times and upon reasonable notice) upon the Additional Property and to perform such tests on the Additional Property as are reasonably necessary to conduct such a review and/or investigation. No action taken pursuant to the preceding sentence shall, except to a de minimis extent, interfere with the use or operation of the Additional Property.


          (j) Original policies of insurance, or such other evidence of insurance coverage as Agent shall find satisfactory, evidencing the insurance coverage required by the Mortgage which is to encumber the Additional Property.

          (k) Such security agreements as Agent's counsel shall prepare in order to give Agent a first lien on all of the items of personal property to be placed upon the Additional Property, and such financing statements and other documents as are required to comply with the Uniform Commercial Code of the state in which the Additional Property is located.

          (l) Operating agreements and leases and subordination and attornment agreements, as reasonably required by Agent, and estoppel certificates, in form and substance reasonably satisfactory to Agent, from such tenants of the Additional Property as Agent shall reasonably request.

          (m) Such other documents, instruments, certificates, opinions, assurances, consents and approvals as Agent and its counsel may reasonably request.

                                    EXHIBIT E

                                   PERCENTAGES


                 Lender                                 Percentage
          -------------------                           ----------
          Fleet National Bank                              100%

                              AMENDED AND RESTATED

                                 LOAN AGREEMENT

                                      among

                      CORPORATE REALTY INCOME FUND I, L.P.,

                                  as Borrower,

                              FLEET NATIONAL BANK,

                   as Agent for itself and the other Lenders,

                                       and

                  The Lenders from Time to Time Parties Hereto

                              TABLE OF CONTENTS

                                                                                                              Page


ARTICLE I.                 THE LOAN.............................................................................1

         1.01     Loan..........................................................................................1

ARTICLE II.                REPRESENTATIONS AND WARRANTIES.......................................................2

         2.01     Authority.....................................................................................2

         2.02     Enforceability................................................................................2

         2.03     No Violation..................................................................................2

         2.04     Financial Information.........................................................................2

         2.05     Accuracy......................................................................................2

         2.06     Taxes.........................................................................................3

         2.07     No Subordination..............................................................................3

         2.08     Permits, Franchises...........................................................................3

         2.09     ERISA.........................................................................................3

         2.10     Outstanding Loans.............................................................................3

         2.11     Other Obligations.............................................................................3

ARTICLE III.               CONDITIONS PRECEDENT.................................................................3

         3.01     Appraisal.....................................................................................3

         3.02     Environmental.................................................................................3

         3.03     Expenses......................................................................................3

         3.04     Compliance....................................................................................4

         3.05     Documentation.................................................................................4

         3.06     Approval of Agent's Counsel...................................................................4

         3.07     Certain Covenants.............................................................................4

         3.08     Loan Facility Fee.............................................................................4

                                                                                                              Page(s)
ARTICLE IV.                COVENANTS............................................................................4

         4.01     Existence.....................................................................................4

         4.02     Taxes and Other Liabilities...................................................................4

         4.03     Notice........................................................................................4

         4.04     Accounting Records............................................................................5

         4.05     Facilities....................................................................................5

ARTICLE V.                 DEFAULT..............................................................................5

         5.01     Default.......................................................................................5

         5.02     Remedies......................................................................................7

         5.03     Right of Contest..............................................................................7

ARTICLE VI.                ADDITIONAL PROVISIONS................................................................7

         6.01     Note..........................................................................................7

         6.02     Purpose.......................................................................................7

         6.03     Maturity; Extension Options...................................................................8

         6.04     Advances......................................................................................8

         6.05     Requests for Advances.........................................................................8

         6.06     Borrowing and Repayment.......................................................................9

         6.07     Interest and Amortization....................................................................10

         6.08     ACM Report...................................................................................10

         6.09     Expenses.....................................................................................10

         6.10     Collateral; Release of Collateral............................................................11

         6.11     Additional Properties........................................................................11

         6.12     Unsecured and Subordinate Financing..........................................................12

         6.13     Single Purpose Entity........................................................................12

         6.14     Property Information.........................................................................12

                                                                                                             Page(s)
         6.15     Operating Accounts...........................................................................13

         6.16     Limitation on Borrower's Liability...........................................................13

         6.17     Borrower's Distributions.....................................................................14

         6.18     Borrower's Covenants.........................................................................14

         6.19     Guaranties...................................................................................15

         6.20     Affiliate Properties.........................................................................16

         6.21     Leasing Standards............................................................................16

ARTICLE VII.               The Agent...........................................................................16

         7.01     Agent........................................................................................16

         7.02     Costs and Expenses...........................................................................22

         7.03     Authority and Investment Purpose.............................................................22

         7.04     Transfer of Interests........................................................................22

         7.05     Subordination................................................................................25

         7.06     Substitute Notes. ...........................................................................25

ARTICLE VIII.              DEFINITIONS.........................................................................26

         8.01     Defined Terms................................................................................26

         8.02     Index of Defined Terms.......................................................................28

ARTICLE IX.                MISCELLANEOUS.......................................................................29

         9.01     Expenses.....................................................................................29

         9.02     Amendments to Loan Documents.................................................................29

         9.03     Notices......................................................................................29

         9.04     Relationship of Parties......................................................................30

         9.05     Attorneys' Fees; Enforcement.................................................................30

         9.06     Disclosure of Information; Participations....................................................30

         9.07     Severability.................................................................................30

                                                                                                              Page(s)
         9.08     No Waiver; Successors........................................................................30

         9.09     Miscellaneous................................................................................30

         9.10     Integration..................................................................................31

         9.11     Incorporation................................................................................31

         9.12     Further Assurances...........................................................................31

         9.13     Brokers......................................................................................31

         9.14     WAIVER OF RIGHT TO TRIAL BY JURY.............................................................31

         9.15     Counterparts.................................................................................31


Exhibits:

A - Loan Documents
B - Note
C - Loan Allocations for Projects
D - Documentation Relating to Additional Properties
E - Percentages
F - Assignment and Acceptance